EXHIBIT 99.1

ORION GROUP HOLDINGS REPORTS

FIRST QUARTER 2024 RESULTS

HOUSTON – April 24, 2024 – Orion Group Holdings, Inc. (NYSE: ORN) (the “Company”), a leading specialty construction company, today reported its financial results for the first quarter ended March 31, 2024.

Highlights for the quarter ended March 31, 2024:

●Contract revenues of $160.7 million
●GAAP net loss was $6.1 million or $0.19 per diluted share
●Adjusted net loss was $4.0 million or $0.12 per diluted share
●Adjusted EBITDA was $4.1 million
●Backlog and contracts awarded subsequent to quarter end totaled $857 million

See definitions and reconciliation of non-GAAP measures elsewhere in this release.

Management Commentary

“We generated first quarter revenue of $161 million and Adjusted EBITDA of $4.1 million. We expect revenue to continue to build throughout the year with our current backlog and strong pipeline of opportunities. We remain focused on increasing our margins as a top priority. In addition to first quarter being our seasonally slowest period, revenue was affected by reduced activity on two major projects related to scheduling delays outside of our control. At this point, we have no concerns that these scheduling delays will have any material impact on total anticipated revenues and margins generated from these contracts. We expect to recover this work in upcoming quarters, with strong momentum in the back half of the year,” said Travis Boone, Chief Executive Officer of Orion Group Holdings, Inc. “Based on the activity level we are seeing for our services, especially in marine construction, we are reconfirming our full year 2024 guidance for revenue in the range of $860 million to $950 million and anticipated Adjusted EBITDA in the range of $45 million to $50 million.”

“In a little over a year, our opportunity pipeline has almost quadrupled from $3 billion to over $11 billion. The critical need to rebuild large parts of the U.S. infrastructure is driving a boom in demand for heavy civil and marine construction. This is especially true for the specialized services that Orion offers.”

“We are actively bidding on a wide array of marine construction projects that have multiple sources of funding at federal, state, and municipal levels as well as privately funded projects. These projects range from US Navy investment in the Pacific, coastal restoration, LNG terminals, and port infrastructure. In Concrete, we are capitalizing on the booming data center market being fueled by artificial intelligence (AI) build outs. Orion Concrete has the reputation and specialized skills to handle complex data center projects and the Dallas region has been a recent hotbed of new construction activity for data centers. Based on our backlog and pipeline, we expect momentum to increase throughout 2024 and believe that 2025 will be the year that Orion will harvest the full potential of our transformation,” concluded Boone.

First Quarter 2024 Results

Contract revenues of $160.7 million increased 0.9% from $159.2 million in the first quarter last year, primarily due to an increase in Marine segment revenue related to the Pearl Harbor, Hawaii drydock project, partially offset by lower Concrete segment revenue due to our disciplined bidding standards to win quality work at attractive margins.

Gross profit increased to $15.5 million or 9.7% of revenue, up from $5.8 million or 3.7% of revenue in the first quarter of 2023. The increase in gross profit dollars and margin was primarily driven by improved pricing of projects in both segments stemming from higher quality projects and improved execution, partially offset by lower margin dredging work and an increase in the mix of dredging revenue.

Selling, general and administrative (“SG&A”) expenses were $19.0 million, up from $17.0 million in the first quarter of 2023. As a percentage of total contract revenues, SG&A expenses increased to 11.8% from 10.7%. The increase in SG&A dollars and percentage reflected an increase in IT and business development spending, and higher legal costs related to pursuing project-related claims.

Net loss for the first quarter was $6.1 million or $0.19 per diluted share compared to net loss of $12.6 million or $0.39 per diluted share in the first quarter of 2023.

First quarter 2024 net loss included $2.1 million ($0.07 diluted income per share) of non-recurring items. First quarter 2024 adjusted net loss was $4.0 million ($0.12 diluted loss per share).

EBITDA for the first quarter of 2024 was $3.0 million, representing a 1.8% EBITDA margin, as compared to EBITDA of $(4.9 million), or a (3.1%) EBITDA margin in the first quarter last year. This represents an increase of $7.9 million or 493 basis points of improvement. Adjusted EBITDA increased to $4.1 million, or a 2.5% Adjusted EBITDA margin, which was on the high end of the Company’s Adjusted EBITDA guidance range of $0 to $4.0 million for the quarter. This compares to Adjusted EBITDA of ($4.1 million), or (2.6%) Adjusted EBITDA margin in the prior-year period.

Backlog

Total backlog at March 31, 2024 was $756.6 million, compared to $762.2 million at December 31, 2023 and $467.4 million at March 31, 2023. Backlog for the Marine segment was $569.9 million at March 31, 2024, compared to $602.5 million at December 31, 2023 and $187.0 million at March 31, 2023. Backlog for the Concrete segment was $186.7 million at March 31, 2024, compared to $159.7 million at December 31, 2023 and $280.4 million at March 31, 2023. In addition, the Company has been awarded $101 million in new project work thus far in April 2024.

Balance Sheet Update

As of March 31, 2024, current assets were $217.5 million, including unrestricted cash and cash equivalents of $4.6 million. Total debt outstanding as of March 31, 2024 was $37.5 million. At the end of the quarter, the Company had less than $2,000 in outstanding borrowings under its revolving credit facility.

Debt Amendment

On April 24, 2024, the Company executed Amendment No. 3 to the Loan Agreement with White Oak Commercial Finance, LLC. This amendment, among other things, (i) replaces the Consolidated EBITDA covenant with a Consolidated Fixed Charge Coverage Ratio (“FCCR”) for the quarter ended March 31, 2024, (ii) lowers the FCCR covenant threshold from 1.10:1.00 to 1.00:1.00 through the quarter ended December 31, 2024, (iii) lowers the $15 million prepayment due June 30, 2024 to $10 million, (iv) extends the maturity of the Loan Agreement by one year to May 15, 2027, and (v) resets the make-whole provision to align with the extension. The Company was in compliance with all financial covenants under the amended agreement as of March 31, 2024.

Conference Call Details

Orion Group Holdings will host a conference call to discuss results for the first quarter 2024 at 9:00 a.m. Eastern Time/8:00 a.m. Central Time on Thursday, April 25, 2024. To participate, please call (844) 481-2994 and ask for the Orion Group Holdings Conference Call. A live audio webcast of the call will also be available on the Investor Relations section of Orion’s website at https://www.oriongroupholdingsinc.com/investor/ and will be archived for replay.

About Orion Group Holdings

Orion Group Holdings, Inc., a leading specialty construction company serving the infrastructure, industrial and building sectors, provides services both on and off the water in the continental United States, Alaska, Hawaii, Canada and the Caribbean Basin through its marine segment and its concrete segment. The Company’s marine segment provides construction and dredging services relating to marine transportation facility construction, marine pipeline construction, marine environmental structures, dredging of waterways, channels and ports, environmental dredging, design and specialty services. Its concrete segment provides turnkey concrete construction services including place and finish, site prep, layout, forming, and rebar placement for large commercial, structural and other associated business areas. The Company is headquartered in Houston, Texas with regional offices throughout its operating areas. The Company’s website is located at: https://www.oriongroupholdingsinc.com.

Backlog Definition

Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress but are not yet complete. The Company cannot guarantee that the revenue implied by its backlog will be realized, or, if realized, will result in earnings. Backlog can fluctuate from period to period due to the timing and execution of contracts. The typical duration of the Company’s projects ranges from three to nine months on shorter projects to multiple years on larger projects. The Company's backlog at any point in time includes both revenue it expects to realize during the next twelve-month period as well as revenue it expects to realize in future years.

Non-GAAP Financial Measures

This press release includes the financial measures “adjusted net income/loss,” “adjusted earnings/loss per share,” “EBITDA,” "Adjusted EBITDA" and “Adjusted EBITDA margin."  These measurements are “non-GAAP financial measures” under rules of the Securities and Exchange Commission, including Regulation G. The non-GAAP financial information may be determined or calculated differently by other companies. By reporting such non-GAAP financial information, the Company does not intend to give such information greater prominence than comparable GAAP financial information. Investors are urged to consider these non-GAAP measures in addition to and not in substitute for measures prepared in accordance with GAAP.

Adjusted net income/loss and adjusted earnings/loss per share should not be viewed as an equivalent financial measure to net income/loss or earnings/loss per share. Adjusted net income/loss and adjusted earnings/loss per share exclude certain items that management believes impairs a meaningful evaluation of the Company’s financial performance. The Company believes these adjusted financial measures are a useful supplement to earnings/loss calculated in accordance with GAAP because they better inform our common stockholders as to the Company's operational trends and performance relative to other companies. Generally, items excluded are one-time items or items whose timing or amount cannot be reasonably estimated. Accordingly, any guidance provided by the Company generally excludes information regarding these types of items.

Orion Group Holdings defines EBITDA as net income/loss before net interest expense, income taxes, depreciation and amortization. Adjusted EBITDA is calculated by adjusting EBITDA for certain items that management believes impairs a meaningful comparison of operating results. Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA for the period by contract revenues for the period. The GAAP financial measure that is most directly comparable to EBITDA and Adjusted EBITDA is net income, while the GAAP financial measure that is most directly comparable to Adjusted EBITDA margin is operating margin, which represents operating income divided by contract revenues. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin are used internally to evaluate current operating expense, operating efficiency, and operating profitability on a variable cost basis, by excluding the depreciation and amortization expenses, primarily related to capital expenditures and acquisitions, and net interest and tax expenses. Additionally, EBITDA, Adjusted EBITDA and Adjusted EBITDA margin provide useful information regarding the Company's ability to meet future debt service and working capital requirements while providing an overall evaluation of the Company's financial condition. In addition, EBITDA is used internally for incentive compensation purposes. The Company includes EBITDA, Adjusted EBITDA and Adjusted EBITDA margin to provide transparency to investors as they are commonly used by investors and others in assessing performance. EBITDA, Adjusted EBITDA and Adjusted EBITDA margin have certain limitations as analytical tools and should not be used as a substitute for operating margin, net income, cash flows, or other data prepared in accordance with GAAP, or as a measure of the Company's profitability or liquidity.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the “safe harbor” provisions of Section 27A of the Securities Exchange Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, of which provisions the Company is availing itself. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as 'believes', 'expects', 'may', 'will', 'could', 'should', 'seeks', 'approximately', 'intends', 'plans', 'estimates', or 'anticipates', or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, outlook, assumptions, or goals. In particular, statements regarding future operations or results, including those set forth in this press release, and any other statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, gross profit, EBITDA, Adjusted EBITDA, Adjusted EBITDA margin, or cash flow, including to service debt or maintain compliance with debt covenants, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward-looking statements also include project award announcements, estimated project start dates, anticipated revenues, and contract options which may or may not be awarded in the future. Forward-looking statements involve risks, including those associated with the Company's fixed price contracts that impacts profits, unforeseen productivity delays that may alter the final profitability of the contract, cancellation of the contract by the customer for unforeseen reasons, delays or decreases in funding by the customer, levels and predictability of government funding or other governmental budgetary constraints, and any potential contract options which may or may not be awarded in the future, and are at the sole discretion of award by the customer. Past performance is not necessarily an indicator of future results. Considering these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company's plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise, except as required by law.

Please refer to the Company's 2023 Annual Report on Form 10-K, filed on March 1, 2024 which is available on its website at www.oriongroupholdingsinc.com or at the SEC's website at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

Contacts:

Financial Profiles, Inc.

Margaret Boyce 310-622-8247

orn@finprofiles.com

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended
	March 31,
	2024	2023
Contract revenues	160,672	159,174
Costs of contract revenues	145,134	153,334
Gross profit	15,538	5,840
Selling, general and administrative expenses	18,999	17,017
Amortization of intangible assets	—	162
Gain on disposal of assets, net	(337)	(696)
Operating loss	(3,124)	(10,643)
Other (expense) income:
Other income	72	293
Interest income	17	28
Interest expense	(3,374)	(1,633)
Other expense, net	(3,285)	(1,312)
Loss before income taxes	(6,409)	(11,955)
Income tax (benefit) expense	(352)	640
Net loss	$(6,057)	$(12,595)

Basic loss per share	$(0.19)	$(0.39)
Diluted loss per share	$(0.19)	$(0.39)
Shares used to compute loss per share:
Basic	32,553,750	32,180,274
Diluted	32,553,750	32,180,274

Orion Group Holdings, Inc. and Subsidiaries

Selected Results of Operations

(In Thousands, Except Share and Per Share Information)

(Unaudited)

	Three months ended March 31,
	2024		2023
	Amount	Percent	Amount	Percent

	(dollar amounts in thousands)
Contract revenues
Marine segment
Public sector	$92,935	87.4%	$57,926	73.0%
Private sector	13,390	12.6%	21,372	27.0%
Marine segment total	$106,325	100.0%	$79,298	100.0%
Concrete segment
Public sector	$3,404	6.3%	$4,146	5.2%
Private sector	50,943	93.7%	75,730	94.8%
Concrete segment total	$54,347	100.0%	$79,876	100.0%
Total	$160,672		$159,174

Operating (loss) income
Marine segment	$(4,867)	(4.6)%	$(6,080)	(7.7)%
Concrete segment	1,742	3.2%	(4,563)	(5.7)%
Total	$(3,125)		$(10,643)

Orion Group Holdings, Inc. and Subsidiaries

Reconciliation of Adjusted Net Income (Loss)

(In thousands except per share information)

(Unaudited)

	Three months ended
	March 31,
	2024	2023
Net loss	$(6,057)	$(12,595)
One-time charges and the tax effects:
ERP implementation	686	186
Severance	62	102
Tax rate applied to one-time charges (1)	(226)	(34)
Total one-time charges and the tax effects	522	254
Federal and state tax valuation allowances	1,585	2,057
Adjusted net loss	$(3,950)	$(10,284)
Adjusted EPS	$(0.12)	$(0.32)

(1)	Items are taxed discretely using the Company's effective tax rate which differs from the Company’s statutory federal rate primarily due to state income taxes and the non-deductibility of other permanent items.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations

(In Thousands, Except Margin Data)

(Unaudited)

	Three months ended
	March 31,
	2024	2023
Net loss	$(6,057)	$(12,595)
Income tax (benefit) expense	(352)	640
Interest expense, net	3,357	1,605
Depreciation and amortization	6,020	5,446
EBITDA (1)	2,968	(4,904)
Share-based compensation	358	524
ERP implementation	686	186
Severance	62	102
Adjusted EBITDA(2)	$4,074	$(4,092)
Operating income margin	(1.9)%	(6.5)%
Impact of depreciation and amortization	3.7%	3.4%
Impact of share-based compensation	0.2%	0.3%
Impact of ERP implementation	0.4%	0.1%
Impact of severance	0.1%	0.1%
Adjusted EBITDA margin(2)	2.5%	(2.6)%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Adjusted EBITDA and Adjusted EBITDA Margin Reconciliations by Segment

(In Thousands, Except Margin Data)

(Unaudited)

	Marine		Concrete
	Three months ended		Three months ended
	March 31,		March 31,
	2024	2023	2024	2023
Operating (loss) income	(4,867)	(6,080)	1,742	(4,563)
Other income	49	293	24	—
Depreciation and amortization	4,931	3,835	1,089	1,611
EBITDA (1)	113	(1,952)	2,855	(2,952)
Share-based compensation	326	519	32	5
ERP implementation	454	93	232	93
Severance	62	36	—	66
Adjusted EBITDA(2)	$955	$(1,304)	$3,119	$(2,788)
Operating income margin	(4.6)%	(7.7)%	3.2%	(5.7)%
Impact of other income	0.1%	0.5%	—%	—%
Impact of depreciation and amortization	4.6%	4.8%	2.0%	2.0%
Impact of share-based compensation	0.3%	0.7%	0.1%	—%
Impact of ERP implementation	0.4%	0.1%	0.4%	0.1%
Impact of severance	0.1%	—%	—%	0.1%
Adjusted EBITDA margin (2)	0.9%	(1.6)%	5.7%	(3.5)%

(1)	EBITDA is a non-GAAP measure that represents earnings before interest, taxes, depreciation and amortization.

(2)	Adjusted EBITDA is a non-GAAP measure that represents EBITDA adjusted for stock-based compensation, ERP implementation, and severance. Adjusted EBITDA margin is a non-GAAP measure calculated by dividing Adjusted EBITDA by contract revenues.

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows Summarized

(In Thousands)

(Unaudited)

	Three months ended
	March 31,
	2024	2023
Net loss	$(6,057)	$(12,595)
Adjustments to remove non-cash and non-operating items	9,006	6,668
Cash flow from net income (loss) after adjusting for non-cash and non-operating items	2,949	(5,927)
Change in operating assets and liabilities (working capital)	(25,774)	2,894
Cash flows used in operating activities	$(22,825)	$(3,033)
Cash flows used in investing activities	$(1,573)	$(1,300)
Cash flows (used in) provided by financing activities	$(1,902)	$3,394

Capital expenditures (included in investing activities above)	$(1,853)	$(1,876)

Orion Group Holdings, Inc. and Subsidiaries

Condensed Statements of Cash Flows

(In Thousands)

(Unaudited)

	Three months ended March 31,
	2024	2023
Cash flows from operating activities
Net loss	$(6,057)	$(12,595)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	4,208	4,721
Amortization of ROU operating leases	2,419	1,211
Amortization of ROU finance leases	1,811	725
Amortization of deferred debt issuance costs	553	163
Deferred income taxes	(9)	54
Share-based compensation	358	524
Gain on disposal of assets, net	(338)	(695)
Allowance for credit losses	4	(35)
Change in operating assets and liabilities:
Accounts receivable	15,202	5,011
Income tax receivable	—	3
Inventory	(387)	76
Prepaid expenses and other	2,169	(1,457)
Contract assets	10,548	13,883
Accounts payable	(29,399)	(14,757)
Accrued liabilities	(16,013)	1,802
Operating lease liabilities	(2,238)	(1,208)
Income tax payable	(196)	688
Contract liabilities	(5,460)	(1,147)
Net cash used in operating activities	(22,825)	(3,033)
Cash flows from investing activities:
Proceeds from sale of property and equipment	280	576
Purchase of property and equipment	(1,853)	(1,876)
Net cash used in investing activities	(1,573)	(1,300)
Cash flows from financing activities:
Borrowings on credit	1,554	5,000
Payments made on borrowings on credit	(1,679)	(69)
Loan costs from Credit Facility	(100)	(586)
Payments of finance lease liabilities	(1,971)	(779)
Payments related to tax withholding for share-based compensation	—	(172)
Exercise of stock options	294	—
Net cash (used in) provided by financing activities	(1,902)	3,394
Net change in cash, cash equivalents and restricted cash	(26,300)	(939)
Cash, cash equivalents and restricted cash at beginning of period	30,938	3,784
Cash, cash equivalents and restricted cash at end of period	$4,638	$2,845

Orion Group Holdings, Inc. and Subsidiaries

Condensed Balance Sheets

(In Thousands, Except Share and Per Share Information)

	March 31,	December 31,
	2024	2023
	(Unaudited)

Current assets:
Cash and cash equivalents	$4,638	30,938
Accounts receivable:
Trade, net of allowance for credit losses of $366 and $361, respectively	90,801	101,229
Retainage	37,394	42,044
Income taxes receivable	626	626
Other current	3,736	3,864
Inventory	2,662	2,699
Contract assets	70,974	81,522
Prepaid expenses and other	6,668	8,894
Total current assets	217,499	271,816
Property and equipment, net of depreciation	85,473	87,834
Operating lease right-of-use assets, net of amortization	26,723	25,696
Financing lease right-of-use assets, net of amortization	25,463	23,602
Inventory, non-current	6,785	6,361
Intangible assets, net of amortization	—	—
Deferred income tax asset	26	26
Other non-current	1,615	1,558
Total assets	$363,584	$416,893
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current debt, net of issuance costs	$9,222	$13,453
Accounts payable:
Trade	51,012	80,294
Retainage	2,354	2,527
Accrued liabilities	22,548	37,074
Income taxes payable	374	570
Contract liabilities	58,619	64,079
Current portion of operating lease liabilities	9,416	9,254
Current portion of financing lease liabilities	10,018	8,665
Total current liabilities	163,563	215,916
Long-term debt, net of debt issuance costs	28,299	23,740
Operating lease liabilities	17,679	16,632
Financing lease liabilities	13,563	13,746
Other long-term liabilities	24,355	25,320
Deferred income tax liability	55	64
Total liabilities	247,514	295,418
Stockholders’ equity:
Preferred stock -- $0.01 par value, 10,000,000 authorized, none issued	—	—
Common stock -- $0.01 par value, 50,000,000 authorized, 33,575,345 and 33,260,011 issued; 32,864,114 and 32,548,780 outstanding at March 31, 2024 and December 31, 2023, respectively	336	333
Treasury stock, 711,231 shares, at cost, as of March 31, 2024 and December 31, 2023, respectively	(6,540)	(6,540)
Additional paid-in capital	190,378	189,729
Retained loss	(68,104)	(62,047)
Total stockholders’ equity	116,070	121,475
Total liabilities and stockholders’ equity	$363,584	$416,893